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                                                                   EXHIBIT 10.33

[LETTERHEAD OF ALIGN TECHNOLOGY, INC.]

                                  March 6, 2003

Via Express Delivery And Facsimile (802-457-9477 & 775-833-2836)

Mr. David E. Collins
13 Mountain Avenue
Woodstock, VT 05091

PMB #224
774 Mays Blvd., # 10
Incline Village, NV 89451

        Re: Offer to join the Board of Directors

Dear Dave:

        On behalf of Align Technology, Inc. (the "Company"), I am extremely pleased to invite you to become a member of the Company's Board of Directors (the "Board"). We believe that your skills, expertise and knowledge will prove very helpful to the Company's progress.

        In connection with your service as a director, we will recommend to the Board that you be granted a stock option entitling you to purchase up to 75,000 shares of the Company's Common Stock. We will recommend that the shares become vested as follows: 25% of the option shall vest on the 12 month anniversary of the commencement of your service as a director, and the remaining 75% shall vest in 36 equal monthly installments. In addition, the option will fully accelerate upon the occurrence of a Change in Control of the Company (as that term is defined in the Company's 2001 Stock Incentive Plan (the "Plan")). Each option granted to you will be subject to the terms and conditions of the Plan and the stock option agreement evidencing the option. The exercise price per share will be equal to the fair market value of the Company's common stock on the date of grant, as determined by the Board.

        In addition, you will be entitled to receive cash compensation in accordance with Schedule A attached hereto. You will be reimbursed for reasonable expenses incurred by you in connection with your services to the Company in accordance with the Company's established policies.

        The Board currently meets once every two months at our offices in Santa Clara. The various committees of the Board to which you may be appointed also meet frequently. It is our expectation that you will participate in those meetings in person to the extent possible. We also ask that you make yourself available to participate in various telephonic meetings from time to time.

        Please note that this offer is contingent upon your qualification as an independent director under applicable NASDAQ rules. Also, please note that this offer and any rights to purchase shares of the Company's capital stock referenced in this offer letter are contingent upon approval of the Board and the Company's stockholders.

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        Your service on the Board of Directors will be in accordance with, and subject to, the Company's Bylaws and the Certificate of Incorporation, as such may be amended from time to time. In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a director of the Company and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties.

        This offer is considered confidential information and we trust that you will treat it as such. If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

        We are looking forward to having you join us at the Company. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization. If you have any questions, please call me at (408) 470-1112.

                                               Sincerely,

                                               Align Technology, Inc.

                                               /s/ Thomas M. Prescott
                                               ---------------------------
                                               Thomas M. Prescott

Accepted and agreed to this

6th day of March, 2003

/s/ David E. Collins
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David E. Collins

                                       -2-

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ALIGN TECHNOLOGY
INDEPENDENT BOARD MEMBER
PROFORMA ANNUAL FEE SCHEDULE - SCHEDULE A

                                                                                    FEE                 PROJECTED
                      ACTIVITY                                                   PER EVENT              ANNUAL FEE
  --------------------------------------------------                            -----------            ------------
Monthly Board Retainer                                                          $  2,000.00            $  24,000.00

Face to Face Board of Director Meetings (5 per year)                            $  1,500.00            $   7,500.00

Telephonic Board of Director Meetings (4 per year)                              $    750.00            $   3,000.00

Face to Face Audit Committee Meetings (5 per year)                              $  1,000.00            $   5,000.00

Telephonic Audit Committee Meetings (4 per year)                                $    500.00            $   2,000.00

Other Committee Assignments Approximately (4 per year)                          $  1,000.00            $   4,000.00

                                                                                                       ------------
Proforma Annual Director Compensation                                                                  $  45,500.00
                                                                                                       ============

Note : All customary out of pocket expenses related to meeting attendance will be reimbursed.

                               Align Confidential